EXHIBIT 99.2

FROM:	MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Relations Contact: Mark Deasy - (412) 559-8154
Investor Relations Contact: Chris Hepler - (412) 225-3717

MSA Safety Names Richard Roda Chief Legal Officer
Roda elected Vice President, Secretary and Chief Legal Officer and joins the company’s Executive Leadership Team

PITTSBURGH, June 27, 2023 – MSA Safety Incorporated (NYSE: MSA), the leading global manufacturer of safety products and solutions that protect people and facility infrastructures, has elected Richard Roda as its Chief Legal Officer. Mr. Roda succeeds Stephanie Sciullo, who was recently named President of the company's Americas business segment.
A 28-year veteran of the company, Mr. Roda most recently served as Deputy General Counsel, Secretary and Chief Compliance Officer. As Vice President, Secretary and Chief Legal Officer, Mr. Roda will have responsibility for the company's global legal function and will report to Nish Vartanian, MSA Chairman and CEO.
"I am pleased to announce Rick's promotion today, as it reflects the level of expertise he has developed throughout his MSA career," said Mr. Vartanian. "For several years, Rick has served as an integral leader across MSA and has helped guide our organization through many periods of change. He has also overseen the legal work related to every MSA acquisition over the past two decades, and he guided efforts that resulted in the modernized legal structure that MSA has in place today. We're excited to have Rick join our Executive Leadership Team, and I know this will be a seamless transition for him and our entire legal group.”
Mr. Roda joined MSA Safety in 1995 after graduating from Westminster College (Pa.) with a degree in English. He began his career as a Customer Service Representative, serving in a variety of sales support and product technical support roles. He graduated from Duquesne University Law School in 2001, and became a full-time commercial and transactional attorney for the company.
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Over his legal career with MSA, Mr. Roda has served in a variety of roles of increasing responsibility, including those focused on transactional, corporate legal and securities law functions. As Chief Compliance Officer, he oversaw the design and implementation of the company's ethics and compliance program.
Mr. Roda will remain located at the company's global headquarters in Cranberry Township, Pa.

About MSA Safety

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products and software that protect people and facility infrastructures.  Many MSA products integrate a combination of electronics, software, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations.  The Company's comprehensive product line is used by workers around the world in a broad range of markets, including fire service, the oil, gas and petrochemical industry, construction, industrial manufacturing applications, heating, ventilation, air conditioning and refrigeration, utilities, mining and the military.  MSA's core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, firefighter helmets and protective apparel, and fall protection devices.  With 2022 revenues of $1.5 billion, MSA employs approximately 5,000 people worldwide.  The Company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America.  With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America.  For more information visit MSA's web site at www.MSAsafety.com.

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